Exhibit 10.1

OPERATING AGREEMENT

among

NEOVOLTA POWER, LLC

and

THE MEMBERS NAMED HEREIN

dated as of

January 13, 2026

OPERATING AGREEMENT

This Operating Agreement (“Agreement”) of NeoVolta Power, LLC, a Delaware limited liability company (the “Company”), is entered into as of January 13, 2026, by and among the Company, NeoVolta Inc., a Nevada corporation (“NeoVolta”), NPJV MANAGER LLC, a Delaware limited liability company (“NMC”), and Can Current Corporation, a Delaware corporation (“CCC”). For purposes of this Agreement, each of the Company, NeoVolta, NMC and CCC shall be referred to as a “Party” and, collectively, the “Parties”.

RECITALS

WHEREAS, the Company was formed under the laws of the State of Delaware by the filing of a Certificate of Formation with the Secretary of State of Delaware (the “Secretary of State”) on November 25, 2025 (the “Certificate of Formation”) for the purpose set forth in Section 2.05 of this Agreement;

WHEREAS, pursuant to a Contribution Agreement, dated as of the date hereof, by and among the Parties (the “Contribution Agreement”), NeoVolta, NMC and CCC have each agreed to contribute, or cause to be contributed, to the Company (as defined in the Contribution Agreement) certain assets or services in exchange for Membership Interests; and

WHEREAS, NeoVolta, NMC and CCC wish to enter into this Agreement setting forth the terms and conditions governing the operation and management of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I Definitions

Section 1.01 Definitions.

For purposes of this Agreement, the following terms shall have the meanings set forth below. Defined terms include both the singular and plural forms and any gender, as the context requires.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)     crediting to such Capital Account any amount which such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1), and 1.704-2(i); and

(b)     debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

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“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Agreement” means this Operating Agreement of the Company, as amended, modified, or supplemented from time to time.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations, or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Article” or “Section” means the corresponding article or section of this Agreement.

“Available Cash” means all cash of the Company available for distribution after payment of Company obligations then due and payable and after establishing reasonable reserves as determined by the Board in accordance with this Agreement.

“Board” has the meaning set forth in Section 7.01.

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a) the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;

(b) immediately prior to the distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such distribution;

(c) the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as determined by the Board, as of the following times:

(i) the acquisition of an additional Membership Interest in the Company by a new or existing Member in consideration of a Capital Contribution of more than a de minimis amount;

(ii) the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member’s Membership Interest in the Company; and

(iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(iv) provided, that an adjustment pursuant to clauses (i) or (ii) above need not be made if the Board reasonably determines that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustment does not adversely and disproportionately affect any Member;

(d) the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining capital account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e) if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the book depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

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“Budget” has the meaning set forth in Section 7.13(a).

“Business” has the meaning set forth in Section 2.05.

“Business Days” means any day other than a Saturday, a Sunday or any other day on which banks are authorized to be closed in New York, New York.

“Call Option” has the meaning set forth in Section 9.03.

“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with the principles of Treasury Regulations Section 1.704-1(b)(2)(iv).

“Capital Contributions” mean, for any Member, the total amount of cash and cash equivalents and the Fair Market Value of any property contributed to the Company by such Member (as such Fair Market Value is determined for capital account purposes).

“Change of Control” means: (a) the sale of all or substantially all of the consolidated assets of the Company to a third party purchaser; (b) a sale resulting in no less than a majority of the Class A Units on a Fully Diluted Basis being held by a third party purchaser; or (c) a merger, consolidation, recapitalization, or reorganization of the Company with or into a third party purchaser that results in the inability of the Members to designate or elect a majority of the managers (or the board of directors (or its equivalent)) of the resulting entity or its parent company.

“Change of Control” has the meaning set forth in Section 10.02.

“Class A Interests” means a Membership Interest issued pursuant to Section 3.02 of this Agreement that entitles the holder thereof to receive the distributions of cash and property, allocations of profits and losses and other rights that are accorded holders of a Class A Interest under this Agreement.

“Class A Unit” means a Unit representing a Class A Interest having the rights, preferences and designations provided for such class in this Agreement.

“Class B Interests” means the Membership Interest issued pursuant to Section 3.03 of this Agreement, which entitles the holder thereof to receive distributions of cash and property, allocations of profits and losses and other rights that are accorded holders of a Class B Interest under this Agreement.

“Class B Liquidation Value” means, as of the date of determination and with respect to the relevant new Class B Interests to be issued, the aggregate amount that would be distributed to the Members if, immediately prior to the issuance of the relevant new Class B Interests, the Company sold all of its assets for Fair Market Value and immediately liquidated, the Company’s debts and liabilities were satisfied, and the proceeds of the liquidation were distributed pursuant to Section 12.03(c).

“Class B Unit” means a Unit representing a Class B Interest having the rights, preferences and designations provided for such class in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means NeoVolta Power, LLC.

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“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2), substituting the term “Company” for the term “partnership” as the context requires.

“Contribution Agreement” has the meaning set forth in the Recitals.

“Defaulting Class A Member” has the meaning set forth in Section 3.01(d).

“Defaulting Member” means any Member determined to be in default under this Agreement, including for breach of its obligations, failure to perform required actions, or violation of FEOC Requirements, and subject to the consequences set forth in this Agreement.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as amended from time to time.

“Distribution” means any distribution made by the Company to a Member in accordance with ARTICLE VI.

“Fair Market Value” means, with respect to any asset or property, the price at which such asset or property would be sold in an arm’s-length transaction between an informed and willing buyer and an informed and willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of all relevant facts and circumstances, as determined in good faith by the Board.

“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

“Foreign Entity of Concern Requirements” or “FEOC Requirements” means Section 7701(a)(51) and (52) of the Code and any Treasury Regulations or guidance issued by the U.S. Department of Treasury or Internal Revenue Service.

“Forfeiture Allocations” has the meaning set forth in Section 5.02(e).

“Fully Diluted Basis” means, as of any date of determination, (a) with respect to all the Units, all issued and outstanding Units of the Company, and all Units issuable upon the exercise of any outstanding Unit Equivalents as of such date, whether or not such Unit Equivalent is at the time exercisable, or (b) with respect to any specified type, class, or series of Units, all issued and outstanding Units designated as such type, class, or series, and all such designated Units issuable upon the exercise of any outstanding Unit Equivalents as of such date, whether or not such Unit Equivalent is at the time exercisable.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Incentive Agreement” has the meaning set forth in Section 3.03(a).

“Incentive Plan” has the meaning set forth in Section 3.03(a).

“Initial Budget” has the meaning set forth in Section 7.13(a).

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“JV Agreement” means any agreement entered into by any Member with respect to the formation, funding, construction, or operation of the Business, including any contribution agreement and any ancillary agreement.

“Liquidator” has the meaning set forth in Section 12.03(a).

“Losses” has the meaning set forth in Section 8.03(a).

“Management Services Agreement” has the meaning set forth in Section 3.03(a).

“Manager” has the meaning set forth in Section 7.01.

“Managers Schedule” has the meaning set forth in Section 7.04(e).

“Member” means any Person admitted as a member of the Company in accordance with Section 4.01, and any successor or Permitted Transferee admitted in accordance with this Agreement.

“Member Indemnitors” has the meaning set forth in Section 8.03(e).

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Membership Interest” means a Member’s entire interest in the Company, including such Member’s economic interest, governance rights, and Percentage Interest.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company’s taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

(a)  any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b)  any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(i) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c)  any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

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(d)  any items of depreciation, amortization, and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

(e)  if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

(f)  to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

“Nonrecourse Deduction” means any deduction attributable to a Nonrecourse Liability, as defined in Treasury Regulations §1.704-2(b)(1).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Participating Tag-Along Member” has the meaning set forth in Section 9.04(c)(i).

“Party” has the meaning set forth in the first paragraph of this Agreement.

“Percentage Interest” means, with respect to any Member, the percentage interest set forth for such Member on Schedule A, as amended from time to time.

“Permitted Transferee” means an Affiliate transferee permitted under Section 9.02.

“Person” means any individual, corporation, partnership, limited liability company, trust, association, unincorporated organization, or Governmental Authority.

“PFE” means a prohibited foreign entity, as such term is defined in Code Section 7701(a)(51)(A)(i).

“Profits Interest” has the meaning set forth in Section 3.03(d).

“Profits Interest Hurdle” means an amount set forth in each Service Agreement reflecting the Class B Liquidation Value of the relevant Class B Units at the time the

Units are issued.

“Proposed Transferee” has the meaning set forth in Section 9.04(a).

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“Restricted Class B Units” has the meaning set forth in Section 3.03(b)(i).

“Sale Notice” has the meaning set forth in Section 9.04(b).

“Selling Member” has the meaning set forth in Section 9.04(a).

“Services Agreements” has the meaning set forth in Section 3.03(a).

“Specified Indemnified Persons” has the meaning set forth in Section 8.03(e).

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Tag-Along Member” has the meaning set forth in Section 9.04(a).

“Tag-Along Notice” has the meaning set forth in Section 9.04(c)(i).

“Tag-Along Period” has the meaning set forth in Section 9.04(c)(i).

“Tag-Along Sale” has the meaning set forth in Section 9.04(a).

“Technical Services Agreement” has the meaning set forth in Section 3.03(a).

“Transfer” means any sale, assignment, transfer, exchange, or other disposition of a Membership Interest, whether direct or indirect, voluntary or involuntary.

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“Unit Equivalents” means any security or obligation that is by its terms, directly or indirectly, convertible into, exchangeable, or exercisable for Units, and any option, warrant, or other right to subscribe for, purchase, or acquire Units.

“Units” means a unit representing a fractional part of the Membership Interests of the Members and shall include all types and classes of Units including the Class A Interests and the Class B Interests; provided, that any type or class of Unit shall have the privileges, preference, duties, liabilities, obligations, and rights set forth in this Agreement and the Membership Interests represented by such type or class or series of Unit shall be determined in accordance with such privileges, preference, duties, liabilities, obligations, and rights.

“Unrestricted Class B Units” has the meaning set forth in Section 3.03(b)(ii).

Section 1.02 Interpretation. In this Agreement:

(a) The singular shall include the plural and the masculine shall include the feminine and neuter as the context requires.

(b) References to “Articles,” “Sections,” “Exhibits” or “Annexes” shall be to articles, sections, exhibits or annexes of this Agreement.

(c) Unless otherwise expressly specified, any agreement, contract, statute or law, or document defined or referred to herein (including in any exhibit, schedule or annex hereto) shall mean such agreement, contract, statute or law, or document as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement and the Company LLC Agreement, as applicable.

(d) References to “days” shall mean calendar days, unless otherwise indicated.

(e) The words “herein,” “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement; the words “include,” “includes” or “including” shall mean “including, but not limited to.”

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ARTICLE II
Organization

Section 2.01 Formation.

(a) The Company was formed on November 25, 2025, pursuant to the provisions of the Delaware Act, upon the filing of the Certificate of Formation with the Secretary of State.

(b) This Agreement shall constitute the “limited liability company agreement” (as that term is used in the Delaware Act) of the Company. The rights, powers, duties, obligations, and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations, and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Delaware Act in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

Section 2.02 Name. The name of the Company is “NeoVolta Power, LLC”.

Section 2.03 Principal Office. The principal office of the Company is located at 595 Henry D. Robinson Blvd., Pendergrass, Georgia 30567, or such other place as may from time to time be determined by the Board. The Board shall give prompt notice of any such change to each of the Members.

Section 2.04 Registered Office; Registered Agent.

(a) The registered office of the Company shall be the office of the initial registered agent named in the Certificate of Formation, or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

(b) The registered agent for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation, or such other Person or Persons as the Board may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

Section 2.05 Purpose; Powers.

(a) The purpose of the Company is to engage in (i) the operation of a battery energy storage manufacturing facility (the “Business”) (ii) any and all lawful activities necessary or incidental thereto, and (iii) ensuring that all Company operations, procurement, software, firmware, supply chain decisions, and manufacturing activities comply with Code Section 45X and Section 48E, specifically and limited to ensuring that the battery modules and energy storage systems produced by the Company comply with the FEOC Requirements.

(b) The Company shall have all the powers necessary or convenient to carry out the purpose for which it is formed, including the powers granted by the Delaware Act.

Section 2.06 Term. The term of the Company (“Term”) commenced on the date that the Certificate of Formation was filed with the Secretary of State and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement.

Section 2.07 No State-Law Partnership. The Members intend that the Company shall not be a partnership or common law joint venture, and that no Member, Manager, or Officer of the Company shall be a partner or joint venturer of any other Member, Manager, or Officer of the Company, for any purposes other than as set forth in Section 11.03.

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ARTICLE III
Capital Contributions; Capital Accounts

Section 3.01 Initial Capital Contributions.

(a) The initial Capital Contributions of the Members shall be made pursuant to, and in accordance with, the terms and timing set forth in the Contribution Agreement and this Agreement. Each Member’s obligation to make its required Capital Contributions is governed exclusively by the Contribution Agreement, and each such Capital Contribution shall entitle the contributing Member to the Units and Percentage Interest set forth opposite such Member’s name on Schedule A, as updated from time to time in accordance with this Agreement. The dates set forth for Capital Contributions are intended as target dates, and a delay in funding by any Member shall not, by itself, constitute a default under this Agreement, provided that CCC and NMC shall have the right to seek the remedies available under Section 3.01(d).

(b) A Member that fails to timely complete any portion of its required Capital Contributions under the Contribution Agreement shall be deemed a Defaulting Member for all purposes of this Agreement, including, without limitation, Section 7.06 (voting rights), Section 9.01 (Transfer restrictions), and any other provision relating to the rights or limitations of a Defaulting Member.

(c) The Board shall update Schedule A to reflect (i) the Percentage Interests resulting from each Member’s Capital Contributions made pursuant to the Contribution Agreement, (ii) the admission of any new or existing Member upon a permitted Transfer, and (iii) any change of address or other administrative modifications reasonably necessary to maintain accurate records.

(d) In the event that any Member holding Class A Units fails to timely make all or any portion of its required Capital Contributions (any such Member, a “Defaulting Class A Member”) in accordance with the Contribution Agreement and this Agreement, CCC and NMC shall have the right, independently and without the need for Board or Member approval, to seek and cause the Company to issue Class A Units and admit as a Member one or more Persons not described in Section 9.01(b)(vii) in exchange for contributions of capital in an amount that is at least equal to the remaining Capital Contributions of such Defaulting Class A Member. The amount of Class A Units issued to any such additional Member shall be equal to that amount required to cause the proportion of total Class A Units held by such additional Member to be equal to the proportion of total Capital Contributions made by such additional Member.

Section 3.02 Authorization of Class A Units. The Company is hereby authorized to issue sixty (60) Class A Units to NeoVolta. In addition, the Company may issue additional Class A Units from time to time in accordance with Section 3.01(d).

Section 3.03 Authorization of Class B Units.

(a) The Company is hereby authorized to issue twenty (20) Class B Units to each of NMC and CCC. As of the date hereof, forty (40) Class B Units are issued and outstanding in the amounts set forth on Schedule A opposite the applicable Member’s name.

(i) The Company and each of the Members hereby expressly acknowledge and agree that those Class B Units issued to CCC are issued in consideration for certain technical services to be provided by CCC pursuant to an agreement that the Company and CCC are currently negotiating and will memorialize in a separate writing (such writing, the “Technical Services Agreement”).

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(ii) The Board is hereby authorized and directed to adopt a written plan pursuant to which those Class B Units issued to NMC shall be granted in compliance with Rule 701 of the Securities Act or another applicable exemption (such plan as in effect from time to time, the “Incentive Plan”). The Company and each of the Members hereby expressly acknowledge and agree that those Class B Units issued to NMC are issued in consideration for certain management services to be provided by NMC pursuant to an agreement that the Company and NMC are currently negotiating and will memorialize in a separate writing (such writing, the “Management Services Agreement”). In connection with the adoption of the Incentive Plan and issuance of Class B Units, the Board is hereby authorized to negotiate and enter into an award agreement with NMC (such agreement, the “Incentive Agreement” and, together with the, Management Services Agreement and the Technical Services Agreement, the “Services Agreements”).

(iii) Each Service Agreement shall include such terms, conditions, rights, and obligations as may be determined by the Board, in its sole discretion, consistent with the terms herein.

(b) The Board shall establish such vesting criteria for the Class B Units as it determines in its discretion and shall include such vesting criteria in the Incentive Plan and/or the applicable Service Agreement for any grant of Class B Units. As of the date hereof, none of the issued and outstanding Class B Units shall be deemed vested. As used in this Agreement:

(i) any Class B Units that have not vested pursuant to the terms of the Incentive Plan and any associated Service Agreement are referred to as “Restricted Class B Units”; and

(ii) any Class B Units that have vested pursuant to the terms of the Incentive Plan and any associated Service Agreement are referred to as “Unrestricted Class B Units”.

(c) Immediately prior to each subsequent issuance of Class B Units following the initial issuance described in the second sentence of Section 3.02, the Board shall determine in good faith the Class B Liquidation Value. In each Service Agreement that the Company enters into, the Board shall include an appropriate Profits Interest Hurdle for such Class B Units on the basis of the Class B Liquidation Value immediately prior to the issuance of such Class B Units.

(d) The Company and each Member hereby acknowledge and agree that all Class B Units constitute a “profits interest” in the Company within the meaning of Rev. Proc. 93-27 (a “Profits Interest”), and that any and all Class B Units received by a Member are received in exchange for the provision of services by such Member to or for the benefit of the Company in a service provider capacity or in anticipation of becoming a service provider. The Company and each Member who receives Class B Units hereby agree to comply with the provisions of Rev. Proc. 2001-43, and neither the Company nor any Member who receives Class B Units shall perform any act or take any position inconsistent with the application of Rev. Proc. 2001-43 or any future Internal Revenue Service guidance or other Governmental Authority that supplements or supersedes the foregoing Revenue Procedures.

(e) Class B Units shall receive the following tax treatment:

(i) The Company and each Member who receives Class B Units shall treat such Member as the owner of such Class B Units from the date of their receipt, and the Member receiving such Class B Units shall take into account their distributive share of Net Income, Net Loss, income, gain, loss, and deduction associated with the Class B Units in computing such Member’s income tax liability for the entire period during which such Member holds the Class B Units.

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(ii) Each Member that receives Class B Units shall make a timely and effective election under Code Section 83(b) with respect to such Class B Units and shall promptly provide a copy to the Company. Except as otherwise determined by the Board, both the Company and all Members shall (A) treat such Class B Units as outstanding for tax purposes, (B) treat such Member as a partner for tax purposes with respect to such Class B Units and (C) file all tax returns and reports consistently with the foregoing. Neither the Company nor any of its Members shall deduct any amount (as wages, compensation, or otherwise) with respect to the receipt of such Class B Units for federal income tax purposes.

(iii) In accordance with the finally promulgated successor rules to Proposed Treasury Regulations Section 1.83-3(l) and IRS Notice 2005-43, each Member, by executing this Agreement, authorizes and directs the Company to elect a safe harbor under which the Fair Market Value of any Class B Units issued after the effective date of such Proposed Treasury Regulations (or other guidance) will be treated as equal to the liquidation value (within the meaning of the Proposed Regulations or successor rules) of the Class B Units as of the date of issuance of such Class B Units. In the event that the Company makes a safe harbor election as described in the preceding sentence, each Member hereby agrees to comply with all safe harbor requirements with respect to Transfers of Units while the safe harbor election remains effective.

(f) Except as expressly conferred by law or as otherwise set forth under this Agreement, the holders of Class B Units shall have no voting rights. Notwithstanding the foregoing, so long as any Class B Units remain outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the Class B Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of this Agreement applicable to Class B Units so as to materially and adversely affect any right or privilege of the Class B Units or the holders of Class B Units as such.

Section 3.04 Additional Capital Contributions. Except as set forth in Section 3.07 or this Section 3.04, no Member shall make additional Capital Contributions or make loans to the Company without the consent of each other Member. Notwithstanding anything to the contrary, NeoVolta shall be required to make additional Capital Contributions in an amount up to $33,000,000 no later than June 30, 2027. Except for the foregoing, no Member shall be required or permitted to make additional Capital Contributions or make loans to the Company without the consent of the Board. A failure by any Member to make a required Capital Contribution in accordance with the schedule set forth in the Contribution Agreement shall be subject to the remedies set forth in Section 3.01(d).

Section 3.05 Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a separate Capital Account on its books and records in accordance with this Section 3.05. Each Capital Account shall be established and maintained in accordance with the following provisions:

(a) Each Member’s Capital Account shall be increased by the amount of:

(i) such Member’s Capital Contributions, including such Member’s initial Capital Contribution and any additional Capital Contributions;

(ii) any Net Income or other item of income or gain allocated to such Member pursuant to ARTICLE V; and

(iii) any liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member.

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(b) Each Member’s Capital Account shall be decreased by:

(i) the cash amount or Book Value of any property distributed to such Member pursuant to ARTICLE VI and Section 12.03(c);

(ii) the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to ARTICLE V; and

(iii) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

Section 3.06 Succession Upon Transfer. In the event that any Membership Interest is Transferred in accordance with the terms of this Agreement, the Permitted Transferee shall succeed to the Capital Account of the Transferring Member to the extent it relates to the Transferred Membership Interest and, subject to Section 5.04, shall receive allocations and distributions pursuant to ARTICLE V, ARTICLE VI, and ARTICLE XII in respect of such Membership Interest.

Section 3.07 Negative Capital Accounts. In the event that any Member shall have a deficit balance in its Capital Account, such Member shall have no obligation, including during the Term or upon dissolution or liquidation of the Company, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

Section 3.08 No Withdrawals from Capital Accounts. No Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement. No Member shall receive any interest, salary, management, or service fees, or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement or any JV Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss, and deduction among the Members and shall have no effect on the amount of any distributions to any Members, in liquidation or otherwise.

Section 3.09 Loans From Members. Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account, other than to the extent provided in Section 3.05(a)(iii), as applicable.

Section 3.10 Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. Any determination to modify the manner in which the Capital Accounts are computed, or to authorize an increase or decrease to the Capital Accounts, in order to comply with such Treasury Regulations shall be made by the Board.

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ARTICLE IV
Members

Section 4.01 Admission of New Members.

(a) A new Member may be admitted from time to time in connection with a Transfer of a Membership Interest in accordance with this Agreement or the issuance of additional Class A Units in accordance with Section 3.01(d), in each case, subject to compliance with the provisions of ARTICLE IX and following compliance with the provisions of Section 4.01(b).

(b) In order for any Person not already a Member of the Company to be admitted as a Member, such Person shall have executed and delivered to the Company a written undertaking substantially in the form of the Joinder Agreement. Upon the amendment of Schedule A hereto and the satisfaction of any applicable conditions as may reasonably be deemed necessary by the Board to effect such admission, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company. The Board shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 3.05 or Section 3.06.

(c) Any Member that proposes to Transfer its Membership Interest shall: (i) be responsible for the payment of expenses incurred by such Member in connection with such Transfer, whether or not consummated; and (ii) except in connection with a Transfer pursuant to Section 9.02, reimburse the Company and the other Members for all reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by or on behalf of the Company or such other Members in connection with such proposed Transfer, whether or not consummated.

Section 4.02 No Personal Liability. Except as otherwise provided in the Delaware Act, by Applicable Law, or expressly in this Agreement, no Member will be obligated personally for any debt, obligation, or liability of the Company or another Member, whether arising in contract, tort, or otherwise, solely by reason of being a Member.

Section 4.03 No Withdrawal. So long as a Member continues to hold any Membership Interest, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. A Member shall cease to be a Member as a result of (i) its bankruptcy, (ii) any other events specified in Section 18-304 of the Delaware Act, or (iii) such Member ceasing to own any Membership Interest in the Company.

Section 4.04 No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

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Section 4.05 Certification of Membership Interests.

(a) The Board may, but shall not be required to, issue certificates representing the Membership Interests held by the Members.

(b) If the Board issues certificates representing Membership Interests in accordance with Section 4.05(a), then, in addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Membership Interests shall bear a legend substantially in the following form:

“THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO AN OPERATING AGREEMENT AMONG THE COMPANY AND ITS MEMBERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OF THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH OPERATING AGREEMENT.

THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED EXCEPT PURSUANT TO (A) A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS OR (B) AN EXEMPTION FROM REGISTRATION THEREUNDER.”

ARTICLE V
Allocations

Section 5.01 Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), after giving effect to the special allocations set forth in Section 5.02, Net Income and Net Loss of the Company shall be allocated among the Members pro rata in accordance with their Membership Interests.

Section 5.02 Regulatory and Special Allocations. Notwithstanding the provisions of Section 5.01:

(a) If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.02 is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.02(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Nonrecourse Deductions shall be allocated to the Members in accordance with their Membership Interests.

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(d) In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations, or distributions as quickly as possible. This Section 5.02(d) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e) Forfeiture Allocations. The Company and the Members acknowledge that allocations like those described in Proposed Treasury Regulations Section 1.704-1(b)(4)(xii)(c) (“Forfeiture Allocations”) result from the allocations of Net Income and Net Loss provided for in this Agreement. For the avoidance of doubt, the Company is entitled to make Forfeiture Allocations and, once required by applicable final or temporary guidance, allocations of Net Income and Net Loss will be made in accordance with Proposed Treasury Regulations Section 1.704-1(b)(4)(xii)(c) or any successor provision or guidance.

(f) The allocations set forth in paragraphs (a), (b), (c), (d) and (e) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this ARTICLE V (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

Section 5.03 Tax Allocations.

(a) Subject to Section 5.03(b), Section 5.03(c), and Section 5.03(d), all income, gains, losses, and deductions of the Company shall be allocated, for federal, state, and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, and deductions pursuant to Section 5.01 and Section 5.02, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company’s subsequent income, gains, losses, and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth in Section 5.01 and Section 5.02.

(b) Items of Company taxable income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the traditional method with curative allocations of Treasury Regulations Section 1.704-3(c), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c) If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value in Section 1.01, subsequent allocations of items of taxable income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d) Allocations of tax credit, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e) Allocations pursuant to this Section 5.03 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, distributions, or other items pursuant to any provisions of this Agreement.

Section 5.04 Allocations in Respect of Transferred Membership Interests. In the event of a Transfer of a Membership Interest during any Fiscal Year made in compliance with the provisions of ARTICLE IX, Net Income, Net Losses, and other items of income, gain, loss, and deduction of the Company attributable to such Membership Interest for such Fiscal Year shall be determined using the interim closing of the books method.

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ARTICLE VI
Distributions

Section 6.01 General.

(a) Any Available Cash of the Company, after allowance for payment of all Company obligations then due and payable, including debt service and operating expenses, and such other reasonable reserves as the Board, acting in accordance with ARTICLE VII, may determine, shall be distributed to the Members, on at least an annual basis, pro rata in accordance with their respective Percentage Interests.

(b) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to the Members if such distribution would violate Section 18-607 of the Delaware Act or other Applicable Law or if such distribution is prohibited by the Company’s then-applicable debt financing agreements.

Section 6.02 Tax Withholding; Withholding Advances.

(a) Each Member agrees to furnish the Company with any representations and forms as shall be reasonably requested by the Board to assist the Company in determining the extent of, and in fulfilling, any withholding obligations it may have under Applicable Law.

(b) The Company is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Tax Matters Representative based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local, or foreign taxing authority (a “Taxing Authority”) with respect to any distribution or allocation by the Company of income or gain to such Member and to withhold the same from distributions to such Member. Any funds withheld from a distribution by reason of this Section 6.02(b) shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement.

(c) Any Withholding Advance made by the prime rate as published in the Wall Street Journal on the date of payment (or if not published on such date, the most recent date prior thereto on which published) plus two percent (2.0%) per annum (the “Company Interest Rate”):

(i) be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made (which repayment by the Member shall not constitute a Capital Contribution, but shall credit the Member’s Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account); or

(ii) with the consent of the Board (not including, for purposes of such vote, any Managers designated by the Member on whose behalf the Withholding Advance has been made), be repaid by reducing the amount of the next succeeding distribution or distributions to be made to such Member (which reduction amount shall be deemed to have been distributed to the Member, but which shall not further reduce the Member’s Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account).

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Interest shall cease to accrue from the time the Member on whose behalf the Withholding Advance was made repays such Withholding Advance (and all accrued interest) by either method of repayment described above.

(d) Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest, or penalties that may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts distributable or allocable to such Member. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 6.02, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

(e) Neither the Company nor any Manager shall be liable for any excess taxes withheld in respect of any distribution or allocation of income or gain to a Member. In the event of an excess withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

(f) The provisions of this Section 6.02 and the obligations of a Member pursuant to Section 6.02 shall survive the termination, dissolution, liquidation, and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Membership Interest.

Section 6.03 Distributions in Kind. No Member has the right to demand or receive property other than cash in payment for its share of any distribution made in accordance with this Agreement.

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ARTICLE VII
Management

Section 7.01 Establishment of the Board. A board of managers of the Company (the “Board”) is hereby established and shall be comprised of natural Persons (each such Person, a “Manager”) who shall be designated in accordance with the provisions of Section 7.02 and constitute the “managers” (as that term is defined the Delaware Act) of the Company. The business and affairs of the Company shall be managed, operated, and controlled by or under the direction of the Board, and the Board shall have, and is hereby granted, the full, complete, and exclusive power, authority, and discretion for, on behalf of, and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement. No Manager, acting in such Manager’s capacity as such, shall have any authority to bind the Company with respect to any matter except pursuant to a resolution authorizing such action that is duly adopted by the Board by the affirmative vote required with respect to such matter pursuant to this Agreement.

Section 7.02 Board Composition.

(a) The Company and the Members shall take such actions as may be required to ensure that the number of Managers constituting the Board is at all times five (5). The Board shall be comprised as follows:

(i) three (3) individuals designated by NeoVolta; and

(ii) two (2) individuals designated by NMC;

provided that, in no case shall any Person that is a PFE serve as Manager.

(b) At all times, the composition of any board of directors, board of managers, or similar governing body of any Subsidiary of the Company shall be the same as that of the Board. Unless otherwise determined by the Board, the quorum, removal rights, meeting procedures, and voting requirements set forth in this ARTICLE VII with respect to the Board shall apply mutatis mutandis to Subsidiaries of the Company and the boards of directors, boards of managers, or similar governing bodies of such Subsidiaries.

Section 7.03 FEOC Restrictions.

(a) Notwithstanding anything to the contrary in this Agreement, the Board shall not authorize, approve, or direct any action that would reasonably be expected to (i) cause the Company to fail to qualify for Section 45X in respect of any batteries produced by the Company by reason of the FEOC Requirements or (ii) cause any battery produced by the Company to be treated as manufactured or produced by a PFE for purposes of Section 48E(b)(6). Any action taken in violation of this Section 7.03 shall be null and void.

(b) Without limiting the generality of the foregoing, the Board shall not approve or permit (i) the procurement, sourcing, or use of any components, equipment, software, firmware, or intellectual property that would cause the Company, itself, to violate the FEOC Requirements, (ii) any operational or contractual arrangement that would cause the Company to violate the FEOC Requirements, (iii) the procurement, sourcing, or use of any components, equipment, software, firmware, or intellectual property that would cause battery energy storage to violate the FEOC Requirements.

(c) A Member that causes, encourages, or knowingly permits the Company to take any action in violation of this Section 7.03 shall be deemed a “Defaulting Member” under Section 3.01(b), and the consequences of default shall apply.

(d) The provisions of this Section 7.03 shall supersede any conflicting provisions elsewhere in this Agreement, and compliance herewith shall constitute a fundamental governance requirement of the Company.

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Section 7.04 Removal; Resignation; Vacancies.

(a) Each Member may remove any Manager designated by it at any time with or without cause, effective upon written notice to the other Members and the Board. No Manager may be removed except in accordance with this Section 7.04(a).

(b) In the event that any Manager becomes a PFE after its appointment as Manager, such Person shall immediately and without further action be removed as a Manager.

(c) A Manager may resign at any time from the Board by delivering such Manager’s written resignation to the Board. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s or Company’s acceptance of a resignation shall not be necessary to make it effective.

(d) Any vacancy on the Board resulting from the resignation, removal, death, or disability of a Manager shall be filled by the same Member that designated such Manager pursuant to Section 7.02(a), with such appointment to become effective immediately upon delivery of such written notice of such appointment to the other Members and the Board.

(e) The Board shall maintain a schedule of all Managers with their respective mailing addresses (the “Managers Schedule”), and shall update the Managers Schedule upon the designation, removal, or replacement of any Manager in accordance with Section 7.02 or this Section 7.04.

(f) Each Party hereto shall take all necessary action to carry out fully the provisions of Section 7.02 and the foregoing provisions of this Section 7.04 to ensure that the Board and the board of directors or other governing body of any Subsidiary of the Company consists of the Managers that are duly designated in accordance with such sections.

Section 7.05 Meetings.

(a) Regular meetings of the Board shall be held when and as determined by the Board at such dates and times as the Board may designate. Special meetings of the Board may be called at any time by the Chairperson and shall be called by the Chairperson at the written request of any Manager who makes such request in good faith. Meetings of the Board may be held either in person at the principal office of the Company or by telephone or video conference or other communication device that permits all Managers participating in the meeting to hear each other.

(b) Written notice of a meeting of the Board or any Committee stating the place, date, and hour of the meeting and the purpose or purposes for which the meeting is called shall be given to each Manager by electronic mail, facsimile, or other electronic transmission no less than fifteen (15) days before the date of the meeting; provided that, in the case of a special meeting, the Chairperson or the Manager requesting the meeting may reduce the advance notice period to not less than three (3) Business Days if the Chairperson or such Manager determines, acting reasonably and in good faith, that it is necessary and in the best interests of the Company for the Board to take action within a time period of less than fifteen (15) days. Notice of any meeting may be waived in writing by any Manager. Presence at a meeting shall constitute waiver of any deficiency of notice under this Section 7.05(b), except when a Manager attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not called or convened in accordance with this Agreement and does not otherwise attend the meeting.

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(c) The Secretary of the Company (or the Chairperson, if there is no Secretary) shall circulate to each Manager an agenda for each regular meeting not less than three (3) Business Days in advance of such meeting. In the case of a regular meeting, such agenda shall include a discussion of the financial reports most recently delivered pursuant to Section 11.01 and any other matters that a Manager may reasonably request to be included on such agenda. In the case of a special meeting, the agenda for such meeting shall be established by the Chairperson and shall, if applicable, include any matters specified by the Manager requesting such meeting, and shall be provided to each Manager at the time such special meeting is called.

(d) The decisions and resolutions of the Board and each Committee, as applicable, shall be recorded in minutes, which shall state the date, time, and place of the meeting (or the date of any written consent in lieu of a meeting), the Managers present at the meeting, the resolutions put to a vote (or the subject of a written consent), and the results of such voting or written consent. The minutes shall be entered in a minute book kept at the principal office of the Company and a copy of the minutes of each Board and Committee meeting shall be provided to each Manager.

Section 7.06 Quorum; Manner of Acting.

(a) The presence in person or by proxy of at least a majority of the total number of Managers shall constitute a quorum for the conduct of business at any meeting of the Board; provided that, if and for so long as a Member is a Defaulting Member, the presence of such Member’s Managers shall not be required to achieve a quorum. If such quorum shall not be present at any meeting of the Board (a “Suspended Meeting”), the Managers present shall adjourn the meeting and promptly give notice to the Managers of when it shall be reconvened (a “Reconvened Meeting”), which notice shall include a copy of the notice and agenda originally given with respect to such Suspended Meeting and, if applicable, specify in writing that the Board has invoked the procedures with respect to such Reconvened Meeting set forth in the following sentence.

(b) Any Manager may participate in a meeting of the Board or any Committee by telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. A Manager may vote or be present at a meeting either in person or by proxy in accordance with Section 7.06(d).

(c) Each Manager shall have one vote on all matters submitted to the Board or any Committee of which such Manager is a member; provided, however, that, without limitation of any other rights or remedies that may be available regarding a Member’s breach or default, if and for so long as a Member is a Defaulting Member, any Managers designated by such Member shall cease to have any voting, consent, or approval rights with respect to any matters voted or acted on by the Board or any such Committee and any decision that requires the vote, consent, or approval of Managers designated by such Defaulting Member shall be made without regard to such Managers or any requirement to obtain the vote, consent, or approval of such Managers. Except as otherwise set forth in this Agreement (including the foregoing provisions of this Section 7.06(c) and Section 7.06), the affirmative vote of a majority of the Managers in attendance at any meeting of the Board or any Committee at which a quorum is present shall be required to authorize any action by the Board or Committee and shall constitute the action of the Board or Committee for all purposes.

(d) Each Manager may authorize another individual (who may or may not be a Manager, but who shall be an officer or employee of the Member that designated such Manager or an Affiliate of such Member) to act for such Manager by proxy at any meeting of the Board or any Committee, or to express consent or dissent to a Company action in writing without a meeting. Any such proxy may be granted in writing, by electronic transmission, or as otherwise permitted by Applicable Law.

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Section 7.07 Action By Written Consent. Any action of the Board or any Committee may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed unanimously by all the Managers (or all the Managers comprising the Committee, as applicable) other than any Managers designated by a Defaulting Member for so long as such Member is a Defaulting Member; provided, however, that the Company shall, within three (3) Business Day following the taking of any such action by less than unanimous written consent, provide notice of the taking of such action to the Defaulting Member. Such consent shall have the same force and effect as a vote at a meeting where a quorum was present and may be stated as such in any document or instrument filed with the Secretary of State.

Section 7.08 Compensation; No Employment.

(a) Each Manager shall serve without compensation in their capacity as such. Each Manager shall be entitled to reimbursement from the Company for such Manager’s reasonable and necessary out-of-pocket expenses incurred in the performance of their duties as a Manager, pursuant to such policies as may from time to time be established by the Board.

(b) This Agreement does not, and is not intended to, confer upon any Manager any rights with respect to employment by the Company or any Subsidiary of the Company, and nothing herein shall be construed to have created any employment agreement or relationship with any Manager.

Section 7.09 Chairperson of the Board. The Board may appoint any one of the Managers to act as Chairperson of the Board (“Chairperson”) and preside at all meetings of the Board at which such Chairperson is present, subject to the ultimate authority of the Board to appoint an alternate presiding chairperson at any meeting. Ardes Johnson, Chief Executive Officer of NeoVolta, shall act as the initial Chairperson. For the avoidance of doubt, a Manager shall not be considered to be an officer of the Company by virtue of holding the position of Chairperson and, except as expressly provided herein, shall not have any rights or powers different from any other Manager other than with respect to any procedural matters to the extent delegated by the Board or as expressly set forth in this Agreement.

Section 7.10 Committees.

(a) The Board may, by resolution designate from among the Managers one or more committees of the Board (each, a “Committee”), each of which shall be comprised of one or more Managers. Any such Committee, to the extent provided in the resolution forming such Committee, shall have and may exercise the authority of the Board. The Board may dissolve any Committee at any time.

(b) Except as otherwise provided in the resolution initially establishing such Committee, the presence in person or by proxy of a number of Managers at least equal to a majority of the total number of Managers comprising the applicable Committee shall constitute a quorum for the conduct of business at any meeting of such Committee. Except as otherwise provided in the resolution adopting such Committee, actions of any Committee shall be made and determined in accordance with Section 7.06(b), Section 7.06(c), and Section 7.06(d). Notice of Committee meetings shall be given to each member of the Committee in the manner provided in Section 7.05(b).

Section 7.11 Officers. The Board may appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Board may delegate to such Officers such powers and authorities as the Board deems advisable. No Officer need be a Member or Manager. Any individual may hold two or more offices of the Company. Each Officer shall hold office until such Officer’s successor is appointed by the Board or until such Officer’s earlier death, resignation, or removal. Any Officer may resign at any time on written notice to the Board. Any Officer may be removed by the Board with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal, or otherwise, may, but need not, be filled by the Board. Notwithstanding anything to the contrary, no person who is a PFE may be appointed as an officer of the Company.

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Section 7.12 No Personal Liability. Except as otherwise provided in the Delaware Act or by Applicable Law, no Manager or Officer will be obligated personally for any debt, obligation, or liability of the Company, whether arising in contract, tort, or otherwise, solely by reason of being a Manager or Officer.

Section 7.13 Budget.

(a) The Parties have determined the initial business plan and annual budget for the Company through the Fiscal Year ending 2026 (collectively, the “Initial Budget”), which have previously been approved by the initial Members. The Board shall operate or cause to be operated the Company in accordance with the Initial Budget, as it may thereafter be amended, modified, or replaced in accordance with Section 7.13(b) (as so amended, modified, or replaced and in effect from time to time, the “Budget”).

(b) At least sixty (60) days before the beginning of each Fiscal Year (commencing with the Fiscal Year ending 2027), the Chief Executive Officer shall prepare and submit to the Board proposed revisions to the Budget for such upcoming Fiscal Year. The Company shall operate in accordance with the then-approved Budget until a revised budget is approved.

(c) In addition to the Budget process described above, the Board shall review the Budget on a quarterly basis. The Board shall approve the applicable Budget (whether the existing quarterly budget or an updated quarterly budget) no later than three (3) months prior to the first day of the quarter contemplated in such budget. The Chairperson shall circulate a proposed budget to all Board members at least ten (10) Business Days’ prior to a Board meeting scheduled for the purpose of consideration and approval of such budget. Approval of each quarterly Budget shall require the affirmative vote of a majority of the Managers in accordance with Section 7.06. If the Board does not approve any updates to the quarterly Budget by the deadline, the then-current approved Budget for the applicable quarter shall remain in effect until such time as an updated quarterly Budget is approved.

(d) The Parties acknowledge that the capital contributions set forth in Exhibit A of the Contribution Agreement shall be made as scheduled, except that the final tranche of up to Fifteen Million Dollars ($15,000,000) shall be contingent upon the Company’s working capital needs (including trial production) as reasonably determined by the Board. Such needs shall be identified through the quarterly Budget review process described in Section 7.13(c) for each quarter through June 30, 2027. Any portion of the final $15,000,000 Capital Contributions required (as reasonably determined by the Board) to fund such approved quarterly Budget shall be identified in such Budget and shall be contributed by the holder of the Class A Units as promptly as reasonably practical based on the applicable operating capital needs following the date on which the Board approves the applicable quarterly Budget.

Section 7.14 Other Activities

(a) Nothing contained in this Agreement shall prevent any Member or Manager or any of their Affiliates from engaging in any other activities or businesses, regardless of whether those activities or businesses are similar to or competitive with the Business; provided that such Member, Manager or Affiliate does not engage in such activity or business as a result of or using Confidential Information. None of the Members or Managers or any of their Affiliates shall be obligated to account to the Company or to the Members for any profits or income earned or derived from such other activities or businesses. None of the Members or Managers or any of their Affiliates shall be obligated to inform the Company or any Member of any business opportunity of any type or description.

Section 7.15 Claims Under JV Agreements. Notwithstanding anything herein to the contrary, in the event of a breach or alleged breach by a Member or its Affiliate of an obligation owed by such Member or Affiliate to the Company under any JV Agreement, the other Members so long as the other Members are not Defaulting Members (each, an “Asserting Member”) shall be entitled, at the sole and reasonable cost and expense of the Company, to assert a claim (or otherwise enforce any other available actions or remedies), either in such Asserting Member’s own name or on behalf of the Company, in respect of such breach or alleged breach. The Company shall cooperate and comply with any reasonable instructions provided by the Asserting Member in connection with any of the foregoing actions. If a claim or other action taken by or on behalf of a Company by or at the direction of an Asserting Member under this Section 7.15 is unsuccessful, then the Asserting Member shall promptly reimburse the Company and the other Members for any expenses incurred or advanced by them in connection with such claim.

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ARTICLE VIII
Exculpation and Indemnification

Section 8.01 Exculpation of Covered Persons.

(a) As used herein, the term “Covered Person” shall mean each (i) Member; (ii) officer, director, shareholder, partner, member, Affiliate, employee, agent, or representative of each Member; (iii) Manager, Officer, employee, agent, or representative of the Company; (iv) Tax Matters Representative; and (v) Designated Individual.

(b) No Covered Person shall be liable to the Company, any other Covered Person or any Member for any loss, damage, or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in their capacity as a Covered Person, whether or not such Person continues to be a Covered Person at the time such loss, damage, or claim is incurred or imposed, so long as such action or omission does not constitute fraud, gross negligence, willful misconduct, or a material breach or knowing violation by such Covered Person of any of such Covered Person’s or such Covered Person’s Affiliates’ agreements contained herein or in any JV Agreements.

(c) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements (including financial statements and information, opinions, reports, or statements as to the value or amount of the assets, liabilities, Net Income, or Net Losses of the Company, or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups: (i) a Manager; (ii) one or more Officers or employees of the Company; (iii) any attorney, independent accountant, appraiser, or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Delaware Act.

Section 8.02 Liabilities and Duties of Covered Persons.

(a) This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligations of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement and the JV Agreements. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(b) Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), such Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including such Covered Person’s own interests (or, in the case of a Manager, the interests of the Member that designated such Manager or such Member’s Affiliates), and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company, the Members, or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

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Section 8.03 Indemnification.

(a) To the fullest extent permitted by the Delaware Act, as the same now exists or may hereafter be amended, substituted, or replaced (but, in the case of any such amendment, substitution, or replacement, only to the extent that such amendment, substitution, or replacement permits the Company to provide broader indemnification rights than the Delaware Act permitted the Company to provide prior to such amendment, substitution, or replacement), the Company shall indemnify, hold harmless, defend, pay, and reimburse any Covered Person from and against any and all losses, claims, damages, judgments, fines, or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines, or liabilities, and any amounts expended in settlement of any claims (other than in connection with any claims brought by (A) a Member or its Affiliate against another Member or its Affiliate or (B) the Company) (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i) any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company in connection with the Business of the Company; or

(ii) such Covered Person being or acting in connection with the Business of the Company as a Member, a Manager, or an Officer, or that such Covered Person is or was serving at the request of the Company as a member, manager, partner, director, officer, employee, or agent of any other Person;

provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and within the scope of such Covered Person’s authority conferred on such Covered Person by the Company and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, and (y) such Covered Person’s conduct did not constitute fraud, gross negligence, willful misconduct, or a material breach or knowing violation by such Covered Person of any of such Covered Person’s or such Covered Person’s Affiliates’ agreements contained herein or in any JV Agreements, in either case as determined by a final, non-appealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud, gross negligence, willful misconduct, or a material breach or knowing violation by such Covered Person of any of such Covered Person’s or such Covered Person’s Affiliates agreements contained herein or in any JV Agreements.

(b) The indemnification provided by this Section 8.03 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 8.03 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 8.03 and shall inure to the benefit of the executors, administrators, legatees, and distributees of such Covered Person.

(c) Notwithstanding anything herein to the contrary, nothing in this ARTICLE VIII shall (or shall be construed to): (i) relieve any Member or other Person from any liability or obligation of such Person pursuant to any JV Agreement, or to in any way impair the enforceability of any provision of any JV Agreement against any party thereto; or (ii) require the Company to indemnify, hold harmless, defend, pay, or reimburse any Covered Person with respect to any Loss to the extent a Member or its Affiliate is required pursuant to the terms of a JV Agreement to which such Member or Affiliate is a party to indemnify, hold harmless, defend, pay, or reimburse such Covered Person with respect to such Loss.

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(d) Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 8.03 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof solely by reason of being a Member or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

(e) The Company hereby acknowledges that certain Covered Persons (the “Specified Indemnified Persons”) may have or be granted rights to indemnification and advancement of expenses provided by a Member or its Affiliate (directly or by insurance provided by such Person) (collectively, the “Member Indemnitors”). The Company hereby agrees that it is the indemnitor of first resort of the Specified Indemnified Persons with respect to matters for which indemnification is provided to them under this Agreement and that the Company shall be obligated to make all payments due to or for the benefit of a Specified Indemnified Person under this Agreement without regard to any rights that such Specified Indemnified Person may have against a Member Indemnitor. The Company hereby waives and releases any and all equitable and other rights or claims to contribution, subrogation, or indemnification from the Member Indemnitors in respect of any amounts paid to a Specified Indemnified Person hereunder. The Company further agrees that no payment of Losses or expenses by any Member Indemnitor to or for the benefit of a Specified Indemnified Person shall affect the obligations of the Company hereunder, and that the Company shall be obligated to repay the Member Indemnitors for all amounts so paid or reimbursed to the extent that the Company has an obligation to indemnify a Specified Indemnified Person for such Losses or expenses hereunder. The Member Indemnitors are third-party beneficiaries of and shall have the power and authority to enforce the provisions of this Section 8.03(e).

(f) If this Section 8.03 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 8.03 to the fullest extent permitted by any applicable portion of this Section 8.03 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(g) The provisions of this Section 8.03 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 8.03 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification, or repeal of this Section 8.03 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification, or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

Section 8.04 Survival. The provisions of this ARTICLE VIII shall survive the dissolution, liquidation, winding up, and termination of the Company.

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ARTICLE IX
Transfer

Section 9.01 Restrictions on Transfer.

(a) Except as otherwise provided in this ARTICLE IX, no Member (or any Permitted Transferee of such Member) shall Transfer, and no Transfer may occur with respect to, all or any portion of its Membership Interest without the prior written consent of the other Members, which consent may be granted or withheld in the sole discretion of each other Member. No Transfer of a Membership Interest to a Person not already a Member of the Company shall be deemed completed until the prospective transferee is admitted as a Member of the Company in accordance with Section 4.01(b). Notwithstanding the foregoing, the issuance of additional Class A Units and the admission of new Members in connection with additional capital contributions or third-party funding pursuant to Section 3.01(d), Section 3.02, or Section 3.04 shall not be deemed a Transfer subject to the restrictions of this Article IX.

(b) Notwithstanding any other provision of this Agreement (including Section 9.02), each Member agrees that it will not Transfer all or any portion of its Membership Interest, and the Company agrees that it shall not issue any Membership Interests:

(i) except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of a Membership Interest, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii) if such Transfer or issuance would cause the Company to be considered a “publicly traded partnership” under Code Section 7704(b);

(iii) if such Transfer or issuance would affect the Company’s existence or qualification as a limited liability company under the Delaware Act;

(iv) if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes;

(v) if such Transfer or issuance would cause the Company to be required to register as an investment company under the Investment Company Act of 1940; or

(vi) if such Transfer or issuance would cause the assets of the Company to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company; or

(vii) if such Transfer or issuance would constitute a Transfer to (A) a PFE or (B) any Person whose direct or indirect ownership, control, or affiliation would reasonably be expected to cause the Company to be treated as receiving manufactured products, components, software, firmware, or services from a PFE or otherwise jeopardize the Company’s compliance with the FEOC Requirements.

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(c) Any Transfer or attempted Transfer of any Membership Interest in contravention of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books or otherwise recognized by the Company, and the purported transferee in any such Transfer shall not be treated as the owner of such Membership Interest for any purposes of this Agreement or have any rights as a Member (and the Member shall continue to be treated as the owner of such Membership Interest and as a Member).

(d) For the avoidance of doubt, any Transfer of a Membership Interest permitted by this Agreement shall be deemed a sale, Transfer, assignment, or other disposal of such Membership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, Transfer, assignment, or other disposal of any less than all of the rights and benefits described in the definition of the term “Membership Interest,” unless otherwise explicitly agreed to by the parties to such Transfer.

Section 9.02 Permitted Transfers. The provisions of Section 9.01(a) shall not apply to any Transfer by a Member that is not a Defaulting Member (a “Transferring Member”) of all of its Membership Interest to an Affiliate of such Transferring Member that is an entity wholly owned, directly or indirectly, by the ultimate parent of such Transferring Member; provided that (a) such Transferring Member shall have guaranteed in a writing delivered to the Company and the other Members the performance by the Permitted Transferee of all of such Transferring Member’s obligations under this Agreement and all of its obligations under any JV Agreement to which such Transferring Member is a party or otherwise bound; and (b) if at any time such Proposed Transferee ceases to be an Affiliate of such Transferring Member that is wholly owned, directly or indirectly, by the ultimate parent of such Transferring Member, then the Company, such Transferring Member, and such Proposed Transferee shall take such action as is necessary to cause there to be an immediate and unconditional reconveyance of the Membership Interest to either (in the sole discretion of such Transferring Member) such Transferring Member or any wholly owned Affiliate of such Transferring Member.

Section 9.03 Call Option. If the Board reasonably determines that any Member having an interest in 25% or more of the profits or capital of the Company is a PFE, the Company shall have an option to purchase such Member’s Units or, if the Board elects to decline such opportunity, the other Members shall have an option to purchase such Member’s Units or assign their right to purchase such Member’s Units to a Person that is not a PFE (such option, a “Call Option”). Notwithstanding anything to the contrary:

(a) In the event that the Members may exercise the Call Option and more than one Member elects to do so, such electing Members shall exercise the Call Option on a pro rata basis;

(b) In all cases, the exercise price for the Call Option shall be determined by a professional, independent valuation provider located in the United States using U.S. valuation principles and shall be approved by the Board in their sole discretion;

(c) No Member that is a PFE shall be permitted to purchase any Units held by any other PFE;

(d) If there would be no Members of the Company following the Company’s exercise of the Call Option, the Board shall decline the opportunity to exercise the Call Option; and

(e) All Transfers of Units shall be subject to Section 9.01 and Section 9.02 hereof.

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Section 9.04 Tag-Along Rights

(a) Subject to the terms and conditions of Section 9.01 and Section 9.02, if any Member holding more than 50% of the outstanding Class A Units of the Company (the “Selling Member”) proposes to Transfer to an independent third party (the “Proposed Transferee”) each Member (each, a “Tag-Along Member”) shall be permitted to participate in such sale as set forth in this Section 9.04 (a “Tag-Along Sale”).

(b) Prior to the consummation of a Tag-Along Sale, the Selling Member shall deliver to the Company and each Tag-Along Member a written notice (a “Sale Notice”) of the proposed Tag-Along Sale, together with fully-executed copies of any merger, acquisition, or comparable transaction agreement pursuant to which such Tag-Along Sale is proposed to take place and all material ancillary agreements related thereto, within 10 Business Days after the execution and delivery by all the parties thereto of the definitive agreement entered into with respect to such Transfer and, in any event, no less than 20 Business Days prior to the closing date of the Tag-Along Sale. The Sale Notice shall make reference to the Tag-Along Members’ rights and obligations hereunder and shall describe in reasonable detail:

(i) the number of Units to be sold by the Selling Member in the Tag-Along Sale;

(ii) the identity of the Proposed Transferee;

(iii) the purchase price and the other material terms and conditions of the Tag-Along Sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and

(iv) the proposed date, time, and location of the closing of the Tag-Along Sale.

(c) Amount to be Sold.

(i) Each Tag-Along Member that desires to participate in the Tag-Along Sale (each Tag-Along Member electing to do so, a “Participating Tag-Along Member”) shall exercise its rights under this Section 9.04 by delivering to the Selling Member a written notice (a “Tag-Along Notice”) within five Business Days after its receipt of the Sale Notice (the “Tag-Along Period”), stating (A) its election to participate in the Tag-Along Sale on the terms and conditions set forth in the Sale Notice and in accordance with this Section 9.04 and (B) the number of Units it is offering to Transfer in such Tag-Along Sale. The offer of each Participating Tag-Along Member set forth in a Tag-Along Notice shall be irrevocable, and, to the extent such offer is accepted, such Participating Tag-Along Member shall be bound and obligated to sell in the Tag-Along Sale on the terms and conditions set forth in this Section 9.04. Subject to Section 9.04(c)(ii), each Tag-Along Member shall have the right to sell in a Tag-Along Sale up to the number of Units equal to the product obtained by multiplying (A) the number of Units held by the Tag-Along Member by (B) a fraction (1) the numerator of which is equal to the number of Units the Selling Member proposes to Transfer to the Proposed Transferee and (2) the denominator of which is equal to the number of Units then owned by the Selling Member.

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(ii) The Selling Member shall use commercially reasonable efforts to include in the Tag-Along Sale all of the Units that the Participating Tag-Along Members have offered to Transfer pursuant to the Tag-Along Notices, it being understood that the Proposed Transferee shall not be required to purchase Units in excess of the amount set forth in the Sale Notice. In the event the Proposed Transferee elects to purchase less than all of the Units sought to be Transferred by the Participating Tag-Along Members, the number of Units to be Transferred to the Proposed Transferee by the Selling Member and each Participating Tag-Along Member shall be reduced so that each such Member is entitled to sell its pro rata portion of the number of Units the Proposed Transferee is willing to purchase (which in no event may be less than the number of Units set forth in the Sale Notice).

(iii) Each Tag-Along Member that does not deliver a Tag-Along Notice in compliance with Section 9.04(c)(i) shall be deemed to have waived all of such Tag-Along Member’s rights to participate in such Tag-Along Sale, and the Selling Member shall (subject to Section 9.04(h) and the rights of any Participating Tag-Along Member) thereafter be free to Transfer to the Proposed Transferee, without any further obligation to the Tag-Along Members that are not Participating Tag-Along Members, its Units at a per Unit price that is no greater than the per Unit price set forth in the Sale Notice and on other terms and conditions which are not in the aggregate materially more favorable to the Selling Member than those set forth in the Sale Notice.

(d) Consideration. The Selling Member and each Participating Tag-Along Member shall receive the same form and amount of consideration per Unit; provided, that each such Member’s proportionate share of related expenses will be deducted from such consideration in accordance with Section 9.04(f).

(e) Conditions of Sale. Each Participating Tag-Along Member shall make or provide the same representations, warranties, covenants, indemnities, and agreements as the Selling Member makes or provides in connection with the Tag-Along Sale (except that in the case of representations, warranties, covenants, indemnities, and agreements pertaining specifically to the Selling Member, each Participating Tag-Along Member shall make the comparable representations, warranties, covenants, indemnities, and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants, and indemnities shall be made by the Selling Member and each Participating Tag-Along Member severally and not jointly and any indemnification obligation in respect of breaches of representations and warranties that do not relate to such Participating Tag-Along Member shall be in an amount not to exceed the aggregate proceeds received by such Participating Tag-Along Member in connection with any Tag-Along Sale consummated pursuant to this Section 9.04.

(f) Expenses. The fees and expenses of the Selling Member incurred in connection with a Tag-Along Sale for the benefit the Selling Member and all Participating Tag-Along Members (it being understood that costs incurred by or on behalf of the Selling Member for its sole benefit will not be considered to be for the benefit of all Participating Tag-Along Members), to the extent not paid or reimbursed by the Company or the Proposed Transferee, shall be shared by the Selling Member and all the Participating Tag-Along Members on a pro rata basis, based on the consideration received by each such Member; provided, that no such Participating Tag-Along Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Tag-Along Sale.

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(g) Cooperation. The Selling Member and each Participating Tag-Along Member shall take all actions as may be reasonably necessary to consummate the Tag-Along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Selling Member, subject to the limitations set forth in Section 9.04(e).

(h) Deadline for Completion of Sale. The Selling Member shall have 60 days following the expiration of the Tag-Along Period in which to sell the Units described in the Sale Notice, on terms not more favorable to the Selling Member than those set forth in the Sale Notice and subject to the rights of the Participating Tag-Along Members set forth in this Section 9.04 (which such 60-day period may be extended for a reasonable time, such extension not to exceed 90 days to the extent reasonably necessary to obtain any required governmental approvals). If at the end of such period the Selling Member has not completed such sale, the Selling Member may not then effect a Transfer of Units subject to this Section 9.04 without again fully complying with the provisions of this Section 9.04.

(i) Sales in Violation of the Tag-Along Right. If the Selling Member Transfers to the Proposed Transferee any of its Units in breach of this Section 9.04, then each Tag-Along Member shall have the right to Transfer to the Selling Member, and the Selling Member undertakes to purchase from each Tag-Along Member that exercises such right, the number of Units that such Tag-Along Member would have had the right to Transfer to the Proposed Transferee pursuant to this Section 9.04, for a per Unit amount and form of consideration and upon the terms and conditions on which the Proposed Transferee bought such Units from the Selling Member, except that no Tag-Along Member shall be required to indemnify the Selling Member in connection with any Transfer consummated pursuant to this Section 9.04(i).; provided, that nothing contained in this Section 9.04 shall preclude any Member from seeking alternative remedies against such Selling Member as a result of its breach of this Section 9.04. The Selling Member shall also reimburse each Participating Tag-Along Member for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Tag-Along Member’s rights under this Section 9.04(i).

(j) Application of Transfer Restrictions. This Section 9.04 shall apply only to Transfers that do not comply with Section 9.02.

ARTICLE X
COVENANTS AND AGREEMENTS OF THE MEMBERS

Section 10.01 Confidentiality.

(a) Each Member acknowledges that it may have access to and become acquainted with trade secrets, proprietary information, and confidential information belonging to the Company that are not generally known to the public, including information concerning business plans, financial statements, and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists, or other business documents that the Company treats as confidential, in any format whatsoever (including oral, written, electronic, or any other form or medium) (collectively, “Confidential Information”). In addition, each Member acknowledges that: (i) the Company has invested, and continues to invest, substantial time, expense, and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, directly or indirectly, disclose or use (other than in connection with the conduct of the Company’s business or the monitoring of its investment in the Company) at any time, including use for personal, commercial, or proprietary advantage or profit, either during its association with the Company or thereafter, any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss, and theft.

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(b) Nothing contained in Section 10.01(a) shall prevent any Member from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any Governmental Authority having jurisdiction over such Member; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories, or other discovery requests; (iv) to the extent necessary to assert any right or defend any claim arising under this Agreement or any JV Agreement; (v) to the other Members; or (vi) to such Member’s Representatives who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to be bound by the provisions of this Section 10.01 as if a Member; or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of the Membership Interest of such Member in accordance with this Agreement, as long as such potential Permitted Transferee shall have agreed to be bound by the provisions of this Section 10.01 as if a Member; provided, that, in the case of clause (i), (ii), or (iii), such Member shall notify the Company and the other Members of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and the other Members) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company and the other Members, when and if available.

(c) The restrictions of Section 10.01 shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by such Member or its Affiliate or Representative in breach of this Agreement; (ii) is or has been independently developed or conceived by such Member or its Affiliate without use of Confidential Information; or (iii) becomes available to such Member or any of its Affiliates or Representatives on a non-confidential basis from a source other than the Company, the other Member, or any of their respective Representatives, provided, that such source is not known by the receiving Member to be bound by a confidentiality agreement regarding the Company.

(d) The obligations of each Member under this Section 10.01 shall survive: (i) the termination, dissolution, liquidation, and winding up of the Company; and (ii) such Member’s Transfer of its Membership Interest.

Section 10.02 Change of Control Notice. In the event of a Change of Control of a Member, such Member shall promptly, but not later than three (3) Business Days following such Change of Control, notify the other Members in writing thereof (a “Change of Control Notice”), setting forth the date and identity of the party or parties that have acquired control of such Member.

Section 10.03 Related-Party Agreements. Except as expressly provided in this Agreement or in any JV Agreement, the Company shall not and shall not cause or permit any of its Subsidiaries to, directly or indirectly, enter into, enter into any commitment to enter into, extend, amend in any material respect, waive, supplement, or terminate (other than pursuant to its terms) any related-party agreement (including any JV Agreement) other than (a) to the extent approved by the Board or (b) as are reasonably required by the Company terms that are no less favorable to the Company than those that would have been obtained in a comparable transaction entered into with an unaffiliated third party on an arm’s-length basis.

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ARTICLE XI
Accounting; Tax Matters

Section 11.01 Financial Statements. The Company shall furnish to each Member the following reports:

(a) As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, unaudited consolidated balance sheets of the Company as at the end of each such Fiscal Year and unaudited consolidated statements of income, cash flows, and Members’ equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, in each case setting forth in comparative form the figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto), and certified by the principal financial or accounting officer of the Company.

(b) As soon as available, and in any event within forty-five (45) days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), unaudited consolidated balance sheets of the Company as at the end of each such fiscal quarter and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows, and Members’ equity for such fiscal quarter and for the current Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto), and certified by the principal financial or accounting officer of the Company.

(c) As soon as available, and in any event within thirty (30) days after the end of each monthly accounting period in each fiscal quarter (other than the last month of the fiscal quarter), unaudited consolidated balance sheets of the Company as at the end of each such monthly period and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows, and Members’ equity for each such monthly period and for the current Fiscal Year to date, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto).

Section 11.02 Inspection Rights. Subject to Section 10.01, upon reasonable notice from a Member, the Company shall afford such Member and its Representatives access during normal business hours for any purpose reasonably related to such Member’s interest as a Member to:

(a) the Company’s properties, offices, plants, and other facilities;

(b) the corporate, financial, and similar records, reports, and documents of the Company, including all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, and copies of any management letters and communications with Members (which right of access shall include the right to examine such documents and to make copies thereof or extracts therefrom); and

(c) any Officers, senior employees, and accountants of the Company for the purpose of discussing and advising on the affairs, finances, and accounts of the Company (and the Company hereby authorizes each such Officer, senior employee, and accountant to engage in such discussions with such Member and its Representatives);

provided, however, that, (i) a requesting Member shall bear its own and its Representatives’ expenses and all reasonable expenses incurred by the Company in connection with any inspection or examination requested by such Member pursuant to this Section 11.02; and (ii) if the Company provides or makes available any report or written analysis to or for any Member or Representative of such Member pursuant to this Section 11.02, it shall promptly provide or make available such report or analysis to or for the other Members.

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Section 11.03 Income Tax Status. It is the intent of the Company and the Members that the Company shall be treated as a partnership for U.S., federal, state, and local income tax purposes. Neither the Company nor any Member shall make an election for the Company to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.

Section 11.04 Tax Matters Representative.

(a) The Members hereby appoint NeoVolta, Inc. as the “partnership representative” as provided in Code Section 6223(a) (the “Tax Matters Representative”). The Tax Matters Representative shall appoint an individual (the “Designated Individual”) meeting the requirements of Treasury Regulation Section 301.6223-1(c)(3) as the sole person authorized to represent the Tax Matters Representative in audits and other proceedings governed by the partnership audit procedures set forth in Subchapter C of Chapter 63 of the Code as amended by the BBA (the “Revised Partnership Audit Rules”). The Tax Matters Representative shall resign if it is no longer a Member. In the event of the resignation of the Tax Matters Representative, the remaining Members shall jointly select a replacement. Any person appointed as the Designated Individual shall be subject to the requirements and obligations of the Tax Matters Representative for purposes of this Section 11.04.

(b) The Tax Matters Representative is authorized and required to represent the Company in connection with all examinations of the Company’s affairs by Taxing Authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Representative shall promptly notify the other Members in writing of the commencement of any tax audit of the Company, upon receipt of a tax assessment and upon the receipt of a notice of final partnership adjustment, and shall keep the other Members reasonably informed of the status of any tax audit and resulting administrative and judicial proceedings.

(c) To the extent permitted by Applicable Law and regulations, the Tax Matters Representative will cause the Company to annually elect out of the Revised Partnership Audit Rules pursuant to Code Section 6221(b). For any year in which Applicable Law and regulations do not permit the Company to elect out of the Revised Partnership Audit Rules, then, within forty-five (45) days of any notice of final partnership adjustment, the Tax Matters Representative will cause the Company to elect the alternative procedure under Code Section 6226, and furnish to the Internal Revenue Service and each Member during the year or years to which the notice of final partnership adjustment relates a statement of the Member’s share of any adjustment set forth in the notice of final partnership adjustment.

(d) Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign, or other income tax return with the treatment of the item on the Company’s return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes, and any taxes imposed pursuant to Code Section 6226) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided in Section 6.02(d).

(e) Notwithstanding anything herein to the contrary, any reasonable out-of-pocket expenses incurred by the Tax Matters Representative or the Designated Individual in carrying out their responsibilities and duties in such capacities under this Agreement shall be an expense of the Company for which the Tax Matters Representative or the Designated Individual shall be reimbursed by the Company.

(f) The Tax Matters Representative will make an election under Code Section 754, if requested in writing by a Member.

(g) The provisions of this Section 11.04 and the obligations of a Member or former Member pursuant to Section 11.04 shall survive the termination, dissolution, liquidation, and winding up of the Company and the Transfer of a Member’s Membership Interest.

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Section 11.05 Tax Returns. At the expense of the Company, the Board (or any Officer that it may designate) shall cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business. As soon as reasonably possible after the end of each Fiscal Year, the Board or designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person’s federal, state, and local income tax returns for such Fiscal Year.

Section 11.06 Company Funds. All funds of the Company shall be deposited in its name in such checking, savings, or other bank accounts, or held in its name in the form of such other investments as shall be designated by the Board. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Board may designate.

ARTICLE XII
Dissolution and Liquidation

Section 12.01 Events of Dissolution. The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(a) The unanimous determination of the Members to dissolve the Company;

(b) The bankruptcy or dissolution of a Member, unless within thirty (30) days after the occurrence of such bankruptcy or dissolution, the other Members agree in writing to continue the business of the Company;

(c) The sale, exchange, involuntary conversion, or other disposition or transfer of all or substantially all the assets of the Company; or

(d) The entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

Section 12.02 Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 12.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 12.03, and the Certificate of Formation shall have been cancelled as provided in Section 12.04.

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Section 12.03 Liquidation. If the Company is dissolved pursuant to Section 12.01, the Company shall be liquidated and its business and affairs wound up in accordance with the Delaware Act and the following provisions:

(a) The Board shall act as liquidator to wind up the Company (the “Liquidator”); provided that, notwithstanding anything herein to the contrary, if the Company is being dissolved pursuant to Section 12.01(b) based on the Bankruptcy or Dissolution of a Member, the other Members shall act as Liquidator. The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner; provided that, if the Board is the Liquidator, then the Board shall act in accordance with the governance provisions in ARTICLE VII until the winding up occurs.

(b) As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c) The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i) first, to the payment of all of the Company’s debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii) second, to the establishment of and additions to reserves that are determined by the Liquidator to be reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company; and

(iii) third, to the Members in accordance with the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs.

(d) Notwithstanding the provisions of Section 12.03(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 12.03(c), if upon dissolution of the Company the Liquidator reasonably determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, upon unanimous consent of the Members, distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.03(c), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value, as determined by the Liquidator in good faith.

Section 12.04 Cancellation of Certificate. Upon completion of the distribution of the assets of the Company as provided in Section 12.03(c), the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Formation in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

Section 12.05 Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up, or termination of the Company for any reason shall not release any party from any Loss that at the time of such dissolution, liquidation, winding up, or termination already had accrued to any other party or thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up, or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish, or otherwise adversely affect any Member’s right to indemnification pursuant to Section 8.03.

Section 12.06 Recourse for Claims. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, such Member’s Capital Account, and such Member’s share of Net Income, Net Loss, and other items of income, gain, loss, and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Liquidator or any other Members.

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ARTICLE XIII
Miscellaneous

Section 13.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 13.02 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any Member, to execute and deliver such additional documents, instruments, conveyances, and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 13.03 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13.03):

If to the Company:	Address: 12195 Dearborn Place Poway, CA 92064 Email: [***]
If to NeoVolta:	Address: 12195 Dearborn Place Poway, CA 92064 Email: [***]
If to NMC:	Address: [***] Email: [***]
If to CCC:	Address: [***] Email: [***]

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Section 13.04   Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement.

Section 13.05   Severability. If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 8.03(f), upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 13.06 Entire Agreement.

(a) This Agreement, together with the Certificate of Formation and the JV Agreements in effect on the date hereof and all related Exhibits and Schedules, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

(b) In the event of an inconsistency or conflict between the provisions of this Agreement and any provision of the Contribution Agreement, this Agreement shall control with respect to such conflict.

Section 13.07 Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by any Member except as permitted by this Agreement and any assignment in violation of this Agreement shall be null and void.

Section 13.08 No Third-Party Beneficiaries. Except as provided in ARTICLE VIII, which shall be for the benefit of and enforceable by Covered Persons and Member Indemnitors as described therein, this Agreement is for the sole benefit of the Parties (and their respective heirs, executors, administrators, successors, and permitted assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.09 Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by Members holding at least a majority of the Membership Interests; provided, however, that no amendment shall adversely affect the rights of any Member in a disproportionate manner without the written consent of such affected Member. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, amendments to Schedule A hereto that are necessary to reflect any Transfer of a Membership Interest in accordance with this Agreement or change of address of a Member shall be made by the Board without the consent of or execution by the Members.

Section 13.10 Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. For the avoidance of doubt, nothing contained in this Section 13.10 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Section 13.13 hereof.

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Section 13.11 Governing Law. All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 13.12 Submission to Jurisdiction. The Parties hereby agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort, or otherwise, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject matter jurisdiction over such suit, action, or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding that is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice, or other document by registered mail to the address set forth in Section 13.03 shall be effective service of process for any suit, action, or other proceeding brought in any such court.

Section 13.13 Waiver of Jury Trial. Each Party hereto hereby acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 13.14 Equitable Remedies. Each Party hereto acknowledges that a breach or threatened breach by such Party of any of its obligations under this Agreement would give rise to irreparable harm to the other Parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Party of any such obligations, each of the other Parties shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 13.15 Attorneys’ Fees. In the event that a Party hereto institutes any legal suit, action, or proceeding, including arbitration, against another Party in respect of a matter arising out of or relating to this Agreement, the prevailing Party in the suit, action, or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

Section 13.16 Remedies Cumulative. Except as expressly provided herein to the contrary, the rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 13.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Company: NeoVolta Power, LLC By: /s/ Steve Bond___________________ Name: Steve Bond Title: Authorized Signatory
The Members:
NeoVolta Inc. By: /s/ Steve Bond___________________ Name: Steve Bond Title: Chief Financial Officer
NPJV MANAGER LLC By: /s/ [***]__________________ Name: [***] Title: Authorized Signatory
Can Current Corporation By: /s/ [***]__________________ Name: [***] Title: Authorized Signatory

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Exhibit A

FORM OF JOINDER AGREEMENT

Reference is hereby made to the Operating Agreement, dated as of January 13, 2026, as amended from time to time (the “Agreement”), by and among NeoVolta Power, LLC, a Delaware limited liability company (the “Company”) and the existing Members of the Company. Pursuant to and in accordance with Section 4.01(b) of the Agreement, the undersigned hereby acknowledges that it has received and reviewed a complete copy of the Agreement and agrees that, upon execution of this Joinder Agreement, such Person shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed, and is hereby admitted as, a Member for all purposes thereof and entitled to all the rights incidental thereto.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

IN WITNESS WHEREOF, the undersigned hereby duly executes and delivers this Joinder Agreement as of the date below.

Date: _____________________MEMBER:

By: _________________________

Name:

Title:

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Schedule A

MEMBERS SCHEDULE

Member Name and Address	Units	Percentage Interest
NeoVolta Inc. Address: 12195 Dearborn Place Poway, CA 92064	60 Class A Units	60.00%
NMC Address:	20 Class B Units	20.00%
CCC Address:	20 Class B Units	20.00%
Total:	100 Units	100.00%

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